Exhibit 95
MINE SAFETY DISCLOSURE
We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 10 inspections at 10 of our mines during the three months ended September 30, 2015. There were zero reportable citations or orders following those inspections. MSHA conducted 19 inspections at 17 of our mines during the three months ended September 30, 2014. There were two reportable citations or orders following those inspections.
The following table presents the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA during the three months ended September 30, 2015 and 2014:

	Three Months Ended September 30,
Name of Mine	2015	2014
Arvin Pit	—	1
Walker Pit	—	1
Total	—	2
With respect to the information in the above table, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process may be reduced in severity and amount or dismissed.

During the three months ended September 30, 2015 and 2014, with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.

•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.

•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.

•	We did not experience any mining-related fatalities.

•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•	There were no legal actions pending before the Federal Mine Safety and Health Review Commission, and there were no such legal actions instituted or resolved.

•	Proposed assessments from the MSHA during the three months ended September 30, 2015 and 2014 were less than three thousand dollars, respectively.